Exhibit 99.2

CONSENT OF EDWARD J. PETTINELLA

I consent to the use of my name as a director nominee in the section “Management” in Amendment No. 2 to Manning & Napier, Inc.’s Registration Statement on Form S-1 (File No. 333-175309) and the related Prospectus and any amendments thereto.

Dated: September 14, 2011

/s/ Edward J. Pettinella
Edward J. Pettinella